Exhibit 99.PROXYPOL

                               PROXY VOTING POLICY

                                       FOR

                            BLACKROCK ADVISORS, INC.
                AND ITS AFFILIATED REGISTERED INVESTMENT ADVISERS

INTRODUCTION

         This Proxy Voting Policy ("Policy") for BlackRock Advisors, Inc. and its affiliated registered investment advisers ("BlackRock") reflects our duty as a fiduciary under the Investment Advisers Act of 1940 (the "Advisers Act") to vote proxies in the best interests of our clients. In addition, the Department of Labor views the fiduciary act of managing ERISA plan assets to include the voting of proxies. Proxy voting decisions must be made solely in the best interests of the pension plan's participants and beneficiaries. The Department of Labor has interpreted this requirement as prohibiting a fiduciary from subordinating the retirement income interests of participants and beneficiaries to unrelated objectives. The guidelines in this Policy have been formulated to ensure decision-making consistent with these fiduciary responsibilities.

         Any general or specific proxy voting guidelines provided by an advisory client or its designated agent in writing will supercede the specific guidelines in this Policy. BlackRock will disclose to our advisory clients information about this Policy as well as disclose to our clients how they may obtain information on how we voted their proxies. Additionally, BlackRock will maintain proxy voting records for our advisory clients consistent with the Advisers Act. For those of our clients that are registered investment companies, BlackRock will disclose this Policy to the shareholders of such funds and make filings with the Securities and Exchange Commission and make available to fund shareholders the specific proxy votes that we cast in shareholder meetings of issuers of portfolio securities in accordance with the rules and regulations under the Investment Company Act of 1940.

         Registered investment companies that are advised by BlackRock as well as certain of our advisory clients may participate in securities lending programs, which may reduce or eliminate the amount of shares eligible for voting by BlackRock in accordance with this Policy if such shares are out on loan and cannot be recalled in time for the vote.

         Implicit in the initial decision to retain or invest in the security of a corporation is approval of its existing corporate ownership structure, its management, and its operations. Accordingly, proxy proposals that would change the existing status of a corporation will be reviewed carefully and supported only when it seems clear that the proposed changes are likely to benefit the corporation and its shareholders. Notwithstanding this favorable predisposition, management will be assessed on an ongoing basis both in terms of its business capability and its dedication to the shareholders to ensure that our continued confidence remains warranted. If it is determined that management is acting on its own behalf instead of for the well being of the corporation, we will vote to support shareholder proposals, unless other mitigating circumstances are present.

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         Additionally,  situations may arise that involve an actual or perceived conflict of interest. For example, we may manage assets of a pension plan of a company whose management is soliciting proxies, or a BlackRock employee involved with managing an account may have a close relative who serves as a director or executive of a company that is soliciting proxies regarding securities held in such account. In all cases, the manner in which we vote proxies must be based on our clients' best interests and not the product of a conflict.

         This Policy and its attendant recommendations attempt to generalize a complex subject. It should be clearly understood that specific fact situations, including differing voting practices in jurisdictions outside the United States, might warrant departure from these guidelines. In such instances, the relevant facts will be considered, and if a vote contrary to these guidelines is indicated it will be cast and the reasons therefor recorded in writing.

         Section I of the Policy describes proxy proposals that may be characterized as routine and lists examples of the types of proposals we would typically support. Section II of the Policy describes various types of non-routine proposals and provides general voting guidelines. These non-routine proposals are categorized as those involving:

                  A.  Social  Issues,
                  B.  Financial/Corporate  Issues,  and
                  C.  Shareholder Rights.

Finally, Section III of the Policy describes the procedures to be followed in casting a vote pursuant to these guidelines.


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                                    SECTION I

                                 ROUTINE MATTERS

         Routine proxy proposals, amendments, or resolutions are typically proposed by management and meet the following criteria:

         1. They do not measurably change the structure, management control, or operation of the corporation.

         2. They are consistent with industry standards as well as the corporate laws of the state of incorporation.

                              VOTING RECOMMENDATION

         BlackRock will normally support the following routine proposals:

         1.   To increase authorized common shares.

         2. To increase authorized preferred shares as long as there are not disproportionate voting rights per preferred share.

         3.   To elect or re-elect directors.

         4.   To appoint or elect auditors.

         5.   To  approve   indemnification   of  directors  and  limitation  of
              directors' liability.

         6.   To establish compensation levels.

         7.   To establish employee stock purchase or ownership plans.

         8.   To set time and location of annual meeting.



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                                   SECTION II

                              NON-ROUTINE PROPOSALS

A.       SOCIAL ISSUES

         Proposals in this category involve issues of social conscience. They are typically proposed by shareholders who believe that the corporation's internally adopted policies are ill-advised or misguided.

                              VOTING RECOMMENDATION

         If  we  have   determined   that   management  is  generally   socially
responsible, we will generally vote AGAINST the following shareholder proposals:

         1.   To enforce restrictive energy policies.

         2.   To place arbitrary restrictions on military contracting.

         3. To bar or place arbitrary restrictions on trade with other countries.

         4.   To restrict the marketing of controversial products.

         5.   To limit corporate political activities.

         6.   To bar or restrict charitable contributions.

         7. To enforce a general policy regarding human rights based on arbitrary parameters.

         8. To enforce a general policy regarding employment practices based on arbitrary parameters.

         9. To enforce a general policy regarding animal rights based on arbitrary parameters.

         10.  To place arbitrary restrictions on environmental practices.

B.       FINANCIAL/CORPORATE ISSUES

         Proposals in this category are usually offered by management and seek to change a corporation's legal, business or financial structure.


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                              VOTING RECOMMENDATION

         We will generally vote in favor of the following management proposals provided the position of current shareholders is preserved or enhanced:

         1.   To change the state of incorporation.

         2.   To approve mergers, acquisitions or dissolution.

         3.   To institute indenture changes.

         4.   To change capitalization.

C.       SHAREHOLDER RIGHTS

         Proposals in this category are made regularly both by management and shareholders. They can be generalized as involving issues that transfer or realign board or shareholder voting power.

         We typically would oppose any proposal aimed solely at thwarting potential takeover offers by requiring, for example, super-majority approval. At the same time, we believe stability and continuity promote profitability. The guidelines in this area seek to find a middle road, and they are no more than guidelines. Individual proposals may have to be carefully assessed in the context of their particular circumstances.

                              VOTING RECOMMENDATION

         We will generally vote FOR the following management proposals:

         1. To require majority approval of shareholders in acquisitions of a controlling share in the corporation.

         2.   To institute staggered board of directors.

         3. To require shareholder approval of not more than 66 2/3% for a proposed amendment to the corporation's by-laws.

         4.   To eliminate cumulative voting.

         5. To adopt anti-greenmail charter or by-law amendments or to otherwise restrict a company's ability to make greenmail payments.


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         6.   To create a dividend reinvestment program.

         7.   To eliminate preemptive rights.

         8. To eliminate any other plan or procedure designed primarily to discourage a takeover or other similar action (commonly known as a "poison pill").

         We will generally vote AGAINST the following management proposals:

         1. To require greater than 66 2/3% shareholder approval for a proposed amendment to the corporation's by-laws ("super-majority provisions").

         2. To require that an arbitrary fair price be offered to all shareholders that is derived from a fixed formula ("fair price amendments").

         3. To authorize a new class of common stock or preferred stock which may have more votes per share than the existing common stock.

         4. To prohibit replacement of existing members of the board of directors.

         5. To eliminate shareholder action by written consent without a shareholder meeting.

         6. To allow only the board of directors to call a shareholder meeting or to propose amendments to the articles of incorporation.

         7. To implement any other action or procedure designed primarily to discourage a takeover or other similar action (commonly known as a "poison pill").

         8.   To limit the ability of shareholders to nominate directors.

         We will generally vote FOR the following shareholder proposals:

         1. To rescind share purchases rights or require that they be submitted for shareholder approval, but only if the vote required for approval is not more than 66 2/3%.

         2. To opt out of state anti-takeover laws deemed to be detrimental to the shareholder.

         3. To change the state of incorporation for companies operating under the umbrella of anti-shareholder state corporation laws if another state is chosen with favorable laws in this and other areas.

         4. To eliminate any other plan or procedure designed primarily to discourage a takeover or other similar action.


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         5.   To permit shareholders to participate in formulating  management's proxy and the opportunity to discuss and evaluate management's director nominees, and/or to nominate shareholder nominees to the board.

         6. To require that the board's audit, compensation, and/or nominating committees be comprised exclusively of independent directors.

         7. To adopt anti-greenmail charter or by-law amendments or otherwise restrict a company's ability to make greenmail payments.

         8.   To create a dividend reinvestment program.

         9. To recommend that votes to "abstain" not be considered votes "cast" at an annual meeting or special meeting, unless required by state law.

         10. To require that "golden parachutes" be submitted for shareholder ratification.

         We will generally vote AGAINST the following shareholder proposals:

         1.   To restore preemptive rights.

         2.   To restore cumulative voting.

         3.   To require annual election of directors or to specify tenure.

         4.   To eliminate a staggered board of directors.

         5.   To require confidential voting.

         6. To require directors to own a minimum amount of company stock in order to qualify as a director or to remain on the board.

         7.   To dock director pay for failing to attend board meetings.


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                                   SECTION III

                                 VOTING PROCESS

         BlackRock has engaged a third-party service provider to assist us in the voting of proxies. These guidelines have been provided to this service provider, who then analyzes all proxy solicitations we receive for our clients and makes recommendations to us as to how, based upon our guidelines, the relevant votes should be cast. These recommendations are set out in a report that is provided to the relevant Portfolio Management Group team, who must approve the proxy vote in writing and return such written approval to the Operations Group. If any authorized member of a Portfolio Management Group team desires to vote in a manner that differs from the recommendations, the reason for such differing vote shall be noted in the written approval form. A copy of the written approval form is attached as an exhibit. The head of each relevant Portfolio Management Group team is responsible for making sure that proxies are voted in a timely manner. The Brokerage Allocation Committee shall receive regular reports of all proxy votes cast to review how proxies have been voted, including reviewing votes that differ from recommendations made by our third-party service provider and votes that may have involved a potential conflict of interest. The Committee shall also review these guidelines from time to time to determine their continued appropriateness and whether any changes to the guidelines or the proxy voting process should be made.

         IF THERE IS ANY POSSIBILITY THAT THE VOTE MAY INVOLVE A MATERIAL CONFLICT OF INTEREST BECAUSE, FOR EXAMPLE, THE ISSUER SOLICITING THE VOTE IS A BLACKROCK CLIENT OR THE MATTER BEING VOTED ON INVOLVES BLACKROCK, PNC OR ANY AFFILIATE (INCLUDING A PORTFOLIO MANAGEMENT GROUP EMPLOYEE) OF EITHER OF THEM, PRIOR TO APPROVING SUCH VOTE, THE BROKERAGE ALLOCATION COMMITTEE MUST BE CONSULTED AND THE MATTER DISCUSSED. The Committee, in consultation with the Legal and Compliance Department, shall determine whether the potential conflict is material and if so, the appropriate method to resolve such conflict, based on the particular facts and circumstances, the importance of the proxy issue, whether the Portfolio Management Group team is proposing a vote that differs from recommendations made by our third-party service provider with respect to the issue and the nature of the conflict, so as to ensure that the voting of the proxy is not affected by the potential conflict. If the conflict is determined not to be material, the relevant Portfolio Management Group team shall vote the proxy in accordance with this Policy. Determinations of the Committee with respect to votes involving material conflicts of interest shall be documented in writing and maintained for a period of at least six years.

         With respect to votes in connection with securities held on a particular record date but sold from a client account prior to the holding of the related meeting, BlackRock may take no action on proposals to be voted on in such meeting.

         With respect to voting proxies of non-U.S. companies, a number of logistical problems may arise that may have a detrimental effect on BlackRock's ability to vote such proxies in the best interests of our clients. These problems include, but are not limited to, (i) untimely and/or


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inadequate notice of shareholder  meetings,  (ii) restrictions on the ability of holders  outside the issuer's  jurisdiction  of  organization to exercise votes,
(iii) requirements to vote proxies in person, if not practicable, (iv) the imposition of restrictions on the sale of the securities for a period of time in proximity to the shareholder meeting, and (v) impracticable or inappropriate requirements to provide local agents with power of attorney to facilitate the voting instructions. Accordingly, BlackRock may determine not to vote proxies if it believes that the restrictions or other detriments associated with such vote outweigh the benefits that will be derived by voting on the company's proposal.

                                    * * * * *

         Any questions regarding this Policy may be directed to the General Counsel of BlackRock.

Approved:  October 21, 1998

Revised:  May 27, 2003


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Wellington Management Company, LLP
Proxy Policies and Procedures

Dated: April 30, 2003

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INTRODUCTION            Wellington Management Company, LLP ("Wellington
                        Management") has adopted and implemented policies and procedures that it believes are reasonably designed to ensure that proxies are voted in the best interests of its clients around the world.

                        Wellington Management's Proxy Voting Guidelines, attached as Exhibit A to these Proxy Policies and Procedures, set forth the guidelines that Wellington Management uses in voting specific proposals presented by the boards of directors or shareholders of companies whose securities are held in client portfolios for which Wellington Management has voting discretion. While the Proxy Voting Guidelines set forth general guidelines for voting proxies, each proposal is evaluated on its merits. The vote entered on a client's behalf with respect to a particular proposal may differ from the Proxy Voting Guidelines.

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STATEMENT OF POLICIES   As a matter of policy, Wellington Management:

                        1
                        Takes responsibility for voting client proxies only upon a client's written request.

                        2
                        Votes all proxies in the best interests of its clients as shareholders, I.E., to maximize economic value.

                        3
                        Develops and maintains broad guidelines setting out positions on common proxy issues, but also considers each proposal in the context of the issuer, industry, and country in which it is involved.

                        4
                        Evaluates all factors it deems relevant when considering a vote, and may determine in certain instances that it is in the best interest of one or more clients to refrain from voting a given proxy ballot.

                        5
                        Identifies and resolves all material proxy-related conflicts of interest between the firm and its clients in the best interests of the client.

                        6
                        Believes that sound corporate governance practices can enhance shareholder value and therefore encourages consideration of an issuer's corporate governance as part of the investment process.

                        7
                        Believes that proxy voting is a valuable tool that can be used to promote sound corporate governance to the ultimate benefit of the client as shareholder.

                        8
                        Provides all clients, upon request, with copies of these Proxy Policies and Procedures, the Proxy Voting Guidelines, and related reports, with such frequency as required to fulfill obligations under applicable law or as reasonably requested by clients.

                        9
                        Reviews regularly the voting record to ensure that
                        proxies are voted in accordance with these Proxy
                        Policies and Procedures and the Proxy Voting Guidelines;
                        and ensures that procedures, documentation, and reports
                        relating to the voting of proxies are promptly and
                        properly prepared and disseminated.
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RESPONSIBILITY AND      Wellington Management has a Proxy Committee, established
OVERSIGHT               by action of the firm's Executive Committee, that is
                        responsible for the review and approval of the firm's written Proxy Policies and Procedures and its Proxy
                        Voting Guidelines, and for providing advice and guidance on specific proxy votes for individual issuers. The firm's Legal Services Department monitors regulatory requirements with respect to proxy voting on a global basis and works with the Proxy Committee to develop policies that implement those requirements. Day-to-day administration of the proxy voting process at Wellington
                        Management is the responsibility of the Proxy Group within the Legal Services Department. In addition, the Proxy Group acts as a resource for portfolio managers and research analysts on proxy matters, as needed.

STATEMENT OF PROCEDURES Wellington Management has in place certain procedures for implementing its proxy voting policies.

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GENERAL PROXY VOTING    AUTHORIZATION TO VOTE. Wellington Management will vote
                        only those proxies for which its clients have affirmatively delegated proxy-voting authority.

                        RECEIPT OF PROXY. Proxy materials from an issuer or its information agent are forwarded to registered owners of record, typically the client's custodian bank. If a client requests that Wellington Management vote proxies on its behalf, the client must instruct its custodian bank to deliver all relevant voting material to Wellington Management. Wellington Management may receive this voting information by mail, fax, or other electronic means.

                        RECONCILIATION. To the extent reasonably practicable, each proxy received is matched to the securities eligible to be voted and a reminder is sent to any custodian or trustee that has not forwarded the proxies as due.

                        RESEARCH. In addition to proprietary investment research undertaken by Wellington Management investment professionals, the firm conducts proxy research internally, and uses the resources of a number of external sources to keep abreast of developments in corporate governance around the world and of current practices of specific companies.

                        PROXY VOTING. Following the reconciliation process, each proxy is compared against Wellington Management's Proxy Voting Guidelines, and handled as follows:

                        o Generally, issues for which explicit proxy voting guidance is provided in the Proxy Voting Guidelines (I.E., "For", "Against", "Abstain") are reviewed by the Proxy Group and voted in accordance with the Proxy Voting Guidelines.

                        o Issues identified as "case-by-case" in the Proxy Voting Guidelines are further reviewed by the Proxy Group. In certain circumstances, further input is needed, so the issues are forwarded to the relevant research analyst and/or portfolio manager(s) for their input.

                        o Absent a material conflict of interest, the portfolio manager has the authority to decide the final vote. Different portfolio managers holding the same securities may arrive at different voting conclusions for their clients' proxies.

                        MATERIAL CONFLICT OF INTEREST IDENTIFICATION AND RESOLUTION PROCESSES.
                        Wellington Management's broadly diversified client base and functional lines of responsibility serve to minimize the number of, but not prevent, material conflicts of interest it faces in voting proxies. Annually, the Proxy Committee sets standards for identifying material conflicts based on client, vendor, and lender relationships and publishes those to individuals involved in the proxy voting process. In addition, the Proxy Committee encourages all personnel to contact the Proxy Group about apparent conflicts of interest, even if the apparent conflict does not meet the published materiality criteria. Apparent conflicts are reviewed by designated members of the Proxy Committee to determine if there is a conflict, and if so whether the conflict is material.

                        If a proxy is identified as presenting a material conflict of interest, the matter must be reviewed by the designated members of the Proxy Committee, who will resolve the conflict and direct the vote. In certain circumstances, the designated members may determine that the full Proxy Committee should convene. Any Proxy Committee member who is himself or herself subject to the identified conflict will not participate in the decision on whether and how to vote the proxy in question.
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OTHER CONSIDERATIONS    In certain instances, Wellington Management may be
                        unable to vote or may determine not to vote a proxy on behalf of one or more clients. While not exhaustive, the following list of considerations highlights some potential instances in which a proxy vote might not be entered.

                        SECURITIES LENDING. Wellington Management may be unable to vote proxies when the underlying securities have been lent out pursuant to a client's securities lending program. In general, Wellington Management does not know when securities have been lent out and are therefore unavailable to be voted. Efforts to recall loaned securities are not always effective, but, in rare circumstances, Wellington Management may recommend that a client attempt to have its custodian recall the security to permit voting of related proxies.

                        SHARE BLOCKING AND RE-REGISTRATION. Certain countries require shareholders to stop trading securities for a period of time prior to and/or after a shareholder meeting in that country (I.E., share blocking). When reviewing proxies in share blocking countries, Wellington Management evaluates each proposal in light of the trading restrictions imposed and determines whether a proxy issue is sufficiently important that Wellington Management would consider the possibility of blocking shares. The portfolio manager retains the final authority to determine whether to block the shares in the client's portfolio or to pass on voting the meeting.

                        In certain countries, re-registration of shares is required to enter a proxy vote. As with share blocking, re-registration can prevent Wellington Management from exercising its investment discretion to sell shares held in a client's portfolio for a substantial period of time. The decision process in blocking countries as discussed above is also employed in instances where re-registration is necessary.

                        LACK OF ADEQUATE INFORMATION, UNTIMELY RECEIPT OF PROXY, IMMATERIAL IMPACT, OR EXCESSIVE COSTS. Wellington Management may be unable to enter an informed vote in certain circumstances due to the lack of information provided in the proxy statement or by the issuer or other resolution sponsor, and may abstain from voting in those instances. Proxy materials not delivered in a timely fashion may prevent analysis or entry of a vote by voting deadlines. In instances where the aggregate shareholding to be voted on behalf of clients is less than 1% of shares outstanding, or the proxy matters are deemed not material to shareholders or the issuer, Wellington Management may determine not to enter a vote. Wellington Management's practice is to abstain from voting a proxy in circumstances where, in its judgment, the costs exceed the expected benefits to clients.

ADDITIONAL INFORMATION  Wellington Management maintains records of proxies voted pursuant to Section 204-2 of the Investment Advisers Act of 1940 (the "Advisers Act"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other applicable laws.

                        Wellington Management's Proxy Policies and Procedures may be amended from time to time by Wellington Management. Wellington Management provides clients with a copy of its Proxy Policies and Procedures, including the Proxy Voting Guidelines, upon written request. In addition, Wellington Management will make specific client information relating to proxy voting available to a client upon reasonable written request.